Exhibit 99.1

Execution Copy

NOMINATION AND STANDSTILL Agreement

This Nomination and Standstill Agreement, dated January 26, 2021 (this “Agreement”), is by and among the persons and entities listed on Schedule A (collectively, the “Deason Group”, and individually a “member” of the Deason Group) and Xerox Holdings Corporation (the “Company”). In consideration of and reliance upon the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows

1.	Board Representation and Board Matters.

(a)	The Company and the Deason Group agree as follows:

(i)	for purposes of this Agreement, Scott Letier is referred to as the “Deason Designee”;

(ii)	as long as the Deason Group has not materially breached this Agreement and failed to cure such breach within five (5) business days of written notice from the Company specifying any such breach, the Company agrees that the Company’s slate of nominees for the 2021 annual meeting of shareholders of the Company (the “2021 Annual Meeting” and such slate, the “2021 Slate”) will include the Deason Designee; provided that by written notice delivered to the Company no later than February 8, 2021, the Deason Group may elect to replace the Deason Designee on the 2021 Slate with a designee selected by the Deason Group and approved by the Company, such approval not to be unreasonably withheld or delayed (an “Acceptable Person”) (and if such proposed designee is not an Acceptable Person, the Deason Group shall be entitled to continue designating a recommended replacement until such proposed designee is an Acceptable Person), provided that any such replacement Deason Designee must satisfy the Institutional Requirements (as defined below), it being understood that other than with respect to the Deason Designee, the composition of the 2021 Slate shall be in the discretion of the Board (including the Deason Designee) subject to any contractual obligations owed by the Company to other persons with respect to the 2021 Slate; any such Acceptable Person who becomes a Board nominee at the 2021 Annual Meeting in replacement of the Deason Designee shall be deemed to be the Deason Designee for all purposes under this Agreement;

(iii)	that as a condition to the nomination to the Board of Directors of the Company (the “Board”) of the Deason Designee, the Deason Group, including the Deason Designee, agrees to provide to the Company, prior to nomination and on an on-going basis while serving as a member of the Board, such information and materials as the Company routinely receives from other members of the Board or as is required to be disclosed in proxy statements under applicable law or as is otherwise reasonably requested by the Company from time-to-time from all members of the Board in connection with the Company’s legal, regulatory, auditor or stock exchange requirements, including a completed D&O Questionnaire in the form separately provided to the Deason Group (or such other form as shall be used by the Company for members of the Board generally) and, as contemplated by Section 1(b) of this Agreement, an executed irrevocable resignation as director in the form attached hereto as Exhibit A (the “Nomination Documents”);

(iv)	that should the Deason Designee resign from the Board or be rendered unable to, or refuse to, be appointed to, or for any other reason, following his appointment thereto, fail to serve or is not serving, on, the Board (other than as a result of not being nominated by the Company for election at an annual meeting of shareholders or not being elected by shareholders of the Company at any annual meeting held after the date hereof), as long as the Deason Group has not materially breached this Agreement and failed to cure such breach within five (5) business days of written notice from the Company specifying any such breach, the Deason Group shall be entitled to designate, and the Company shall cause to be added as a member of the Board, a replacement that is an Acceptable Person (and if such proposed designee is not an Acceptable Person, the Deason Group shall be entitled to continue designating a recommended replacement until such proposed designee is an Acceptable Person) (a “Replacement”); provided, however, that any such proposed designee must, in order to be considered by the Board or the Corporate Governance Committee thereof as contemplated hereby, have (A) submitted to the Company all of the Nomination Documents, and (B) agreed to take all necessary action to not be considered to be “overboarded” under the applicable policies of Institutional Shareholder Services, Inc., Glass Lewis & Co., LLC, BlackRock, Inc., The Vanguard Group, and/or State Street Corporation as a result of his or her or her appointment to the Board (such requirements, the “Institutional Requirements”). Any such Replacement who becomes a Board member in replacement of the Deason Designee shall be deemed to be the Deason Designee for all purposes under this Agreement;

(v)	that (A) for any annual meeting of shareholders subsequent to the 2021 Annual Meeting, the Company shall notify the Deason Group in writing no less than forty-five (45) calendar days before the advance notice deadline set forth in the Company’s Amended & Restated Bylaws whether the Deason Designee will be nominated by the Company for election as a director at such annual meeting, and (B) for any annual meeting of shareholders, if the Deason Designee is to be nominated, shall use reasonable best efforts to cause the election of the Deason Designee so nominated by the Company (including recommending that the Company’s shareholders vote in favor of the election of the Deason Designee, including the Deason Designee in the Company’s proxy statement and proxy card for such annual meeting and otherwise supporting the Deason Designee for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate);

(vi)	that: (A) from and after the date of this Agreement, so long as the Deason Designee is a member of the Board, the Board shall not form an Executive Committee or any other committee with functions similar to those customarily granted to an Executive Committee; (B) from and after the date of this Agreement, so long as the Deason Designee is a member of the Board, the Board shall not form any new committee without offering to the Deason Designee the opportunity to be a member of such committee, provided that (1) the Deason Designee may serve on the applicable committee of the Board only if he or she meets any independence or other requirements under applicable law and the rules and regulation of the New York Stock Exchange (or other securities exchange on which the Company’s securities may then be traded) for service on such committee, and (2) the foregoing shall not apply to any committee formed to consider a transaction or agreement with or to otherwise address any actual or potential conflicts of interest between the Company or any subsidiary thereof, on the one hand, and the Deason Group or any Affiliate (as defined below) thereof, on the other hand; and (C) from and after the date of this Agreement, so long as the Deason Designee is a member of the Board, with respect to any Board consideration of appointment and employment of executive officers, mergers, acquisitions of material assets, dispositions of material assets, or other extraordinary transactions, such consideration, and voting with respect thereto, shall take place only at the full Board level or, subject only to the terms set forth in clause (B) immediately above, in committees of which the Deason Designee is a member. The Deason Designee confirms that he or she will in good faith consider recusal from such portions of Board or committee meetings, if any, involving actual conflicts between the Company and the Deason Group. Based upon the representation provided by the Deason Group in Section 6 of this Agreement, the Company acknowledges and agrees that the Deason Designee does not have a material relationship with the Company as such term is used in Section 303A.02 of the NYSE Manual by virtue of the Deason Group’s beneficial ownership of Common Shares (including any Common Shares issuable upon conversion of preferred stock of the Company) as of the date of this Agreement;

(vii)	if at any time following the date hereof, the Deason Group’s Net Long Position (as defined below) shall represent ten percent (10%) or more of the outstanding Common Shares (including any Common Shares issuable upon conversion of any preferred stock of the Company then outstanding) (the “Ownership Requirement”) and the Deason Group shall have informed the Company in writing thereof, so long as the Deason Group shall satisfy the Ownership Requirement and the Deason Designee is a member of the Board, then without the approval of the Deason Designee, the Board shall not increase the size of the Board above the greater of (A) nine (9) directors, and (B) the number of members on the Board on the most recent date that the Deason Group delivers written notice to the Company that it has satisfied the Ownership Requirement, and all such directors shall have one vote on all matters, it being understood that if at any time the Deason Group shall satisfy (or thereafter fail to satisfy) the Ownership Requirement it shall deliver prompt written notice thereof to the Company, it being agreed that until such time that Carl C. Icahn and his Affiliates own less than ten percent (10%) of the outstanding Common Shares or have no Icahn Designees (as defined in the Nomination and Standstill Agreement dated as of the date hereof among the Company, Carl C. Icahn and the other parties named therein) on the Board and do not have the right to replace any such designees pursuant to the terms thereof, the Ownership Requirement shall be computed without giving effect to any stock repurchases made by the Company following the date hereof (and following such time, the Ownership Requirement shall be computed giving effect to any stock repurchases made by the Company following the date hereof); and

(viii)	that, to the extent permitted by law and the Company’s then existing insurance coverage, from and after the date of this Agreement, the Deason Designee shall be covered by the same indemnification and insurance provisions and coverage as are then applicable to the individuals that are serving as directors of the Company.

(b)	Any provision in this Agreement to the contrary notwithstanding, if at any time after the date of this Agreement, the Deason Group, together with all controlled Affiliates of the members of Deason Group (such controlled Affiliates, collectively and individually, the “Deason Affiliates”), ceases collectively to beneficially own (as defined in Rule 13d-3 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), an aggregate Net Long Position in at least 9,919,295 shares of common stock, par value $1.00 per share, of the Company (“Common Shares”) (as adjusted for any stock dividends, combinations, splits, recapitalizations, repurchases and the like), (A) the Deason Group shall the Deason Designee to promptly tender his or her resignation from the Board and any committee of the Board on which he or she then sits and (B) the Company shall have no further obligations under this Section 1. In furtherance of this Section 1(b), the Deason Designee shall, prior to his or her appointment to the Board, and each member of the Deason Group shall cause the Deason Designee to, execute an irrevocable resignation as director in the form attached hereto as Exhibit A and deliver it to the Company. The Deason Group shall, upon request by the Company, keep the Company regularly apprised of the Net Long Position of the Deason Group and the Deason Affiliates to the extent that such position differs from the ownership positions publicly reported on the Deason Group’s Schedule 13D and amendments thereto. For purposes of this Agreement: the term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; the term “Net Long Position” shall mean: such Common Shares beneficially owned, directly or indirectly (including Common Shares issuable upon conversion of any preferred stock of the Company), that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act mutatis mutandis, provided that “Net Long Position” shall not include any shares as to which such person does not have the right to vote or direct the vote or as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares; and the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(c)	At all times from the date of this Agreement through the termination of his or her service as a member of the Board, the Deason Designee shall be required to comply with all written policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members and of which the Deason Designee has been provided written copies in advance (or which have been filed with the SEC or posted on the Company’s website), including but not limited to the Company’s code of business conduct and ethics, standards of business conduct, securities trading policies, insider trading policy, directors confidentiality policy, directors’ code of conduct, and corporate governance guidelines, and preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees (except as permitted by the Confidentiality Agreement (as defined below)). For the avoidance of doubt, without limiting the applicability of relevant laws or the terms of the Confidentiality Agreement (as defined below), the Company agrees that such policies, procedures, processes, codes, rules, standards and guidelines shall not be applicable to, or deemed to apply or extend to, the members of the Deason Group (other than their application to the Deason Designee).

(d)	The Company and the Deason Group agree to negotiate in good faith and enter into a customary form of registration rights agreement with respect to the Shares beneficially owned by the Deason Group (the “Registration Rights Agreement”) by no later than March 1, 2021, which such Registration Rights Agreement shall include the terms as set forth in Exhibit C.

2.	Certain Other Matters.

(a)	The parties acknowledge that the Deason Designee may resign from the Board at any time by giving at least twenty-five (25) calendar days prior written notice to the Board. From the date of this Agreement until the later of (i) the conclusion of the 2021 Annual Meeting, and (ii) the date that the Deason Designee is no longer a member of the Board (it being understood that if the Deason Designee is no longer a member of the Board due to circumstances in which the Deason Group would be entitled to appoint a Replacement, the Deason Designee shall be deemed to continue to be a member of the Board for all purposes of this Agreement until such time as the Deason Group irrevocably waives in writing any right to designate such a Replacement or appoints such a Replacement (the “Replacement Waiver”); provided that if the Deason Designee resigns and fails to give at least twenty-five (25) calendar days prior notice to the Board of such resignation, the Deason Designee shall be deemed to continue to be a member of the Board for purposes of this Section 2(a) of this Agreement until the twenty-fifth (25th) day following the later of (A) the effective date of such resignation and (B) the date of the Replacement Waiver) (such period, the “Board Representation Period”), so long as the Company has not materially breached this Agreement and failed to cure such breach within five (5) business days of written notice from any member of the Deason Group specifying any such breach, no member of the Deason Group shall, directly or indirectly, and each member of the Deason Group shall cause each Deason Affiliate not to, directly or indirectly (it being understood and agreed that none of the following restrictions shall apply to the Deason Designee or Replacement solely in such person’s capacity as a director of the Company or in any way prevent or restrict such director from privately raising any of the matters described in the following restrictions with other members of the Board (solely in their capacity as directors)):

(i)	solicit proxies or written consents of shareholders or conduct any other type of referendum (binding or non-binding) with respect to, or from the holders of, the Voting Securities (as defined below), or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in or assist any third party in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote or withhold from voting any Voting Securities (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter);

(ii)	encourage, advise or influence any other person or assist any third party in so encouraging, assisting or influencing any person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum, whether binding or non-binding (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter);

(iii)	form or join in a partnership, limited partnership, syndicate or a “group” as defined under Section 13(d) of the Exchange Act, with respect to the Voting Securities, or otherwise support or participate in any effort by a third party with respect to the matters set forth in clause (i), (ii), (iv), (vi), (viii) or (xi) herein, except in the case of paragraph (viii), as may be compelled by judicial process or required by regulatory requirements;

(iv)	present (or request to present) at any annual meeting or any special meeting of the Company’s shareholders or through action by written consent any proposal for consideration for action by shareholders or (except as explicitly permitted by this Agreement) propose (or request to propose) any nominee for election to the Board or seek representation on the Board or the removal of any member of the Board;

(v)	grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for any annual meeting or special meeting of shareholders) or deposit any Voting Securities of the Company in a voting trust or subject them to a voting agreement or other arrangement of similar effect with respect to any (x) annual meeting of shareholders, (y) special meeting of shareholders or (z) action by written consent (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), in each case, except as provided in Section 2(b) below;

(vi)	make any request under Section 624 of the New York Business Corporation Law and New York common or other statutory or regulatory provisions under any state law providing for shareholder access to books and records;

(vii)	make, or cause to be made, by press release or similar public statement to the press or media (including social media), or in an SEC filing, any statement or announcement that disparages (as distinct from objective statements reflecting business criticism) the Company, its officers or its directors or any person who has served as an officer or director of the Company in the past;

(viii)	institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions) other than to enforce the provisions of this Agreement or for any such litigation that is pending as of the date of this Agreement;

(ix)	acquire Beneficial Ownership of Voting Securities that would equal or exceed (in the aggregate with all other members of the Deason Group and all Deason Affiliates) the greater of (x) 24.99% of the then total outstanding Voting Securities and (y) the percentage of the then total outstanding Voting Securities acquired by any other Person under circumstances in which the Board has waived or carved out by exception or similar devices the applicability of any Rights Plan (as hereafter defined) which the Company hereafter adopts to such Person’s acquisition of the Voting Securities (and the Company hereby does, and agrees that it shall, provide the same waiver, carve out, exception or similar device for the Deason Group and its Affiliates). The term “Rights Plan” shall mean any plan or arrangement of the sort commonly referred to as a “rights plan” or “shareholder rights plan” or “shareholder rights plan” or “poison pill” that is designed to increase the cost to a potential acquirer of exceeding the applicable ownership thresholds either through the issuance of new rights, Common Shares or preferred shares (or any other security or device that may be issued to shareholders of the Company other than ratably to all shareholders of the Company) that carry severe redemption provisions, favorable purchase provisions or otherwise, and any related rights agreement;

(x)	sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by the Deason Group or any Affiliate thereof to any third party unless such sale, offer, or agreement to sell would not knowingly result in such third party, together with its Affiliates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of 5% or more of the Common Shares outstanding at such time (or shares of preferred stock of the Company that are convertible into an aggregate of 5% or more of the Common Shares outstanding at such time) or would increase the beneficial or other ownership interest of any third party who, together with its Affiliates, has a beneficial or other ownership interest in the aggregate of 5% or more of the Common Shares outstanding at such time, except in each case (I) in a transaction approved by the Board, (II) any transaction effected through a brokerage transaction or through an investment bank in the ordinary course of business and not specifically or knowingly directed by the Deason Group to be made to a particular counterparty or counterparties or (III) a transfer to a passive institutional investor that manages one or more broad-based equity index funds who, in connection with any such transfer, represents for the benefit of the Company that it is and will following such transfer continue at all times to be eligible to file a short-form statement on Schedule 13G pursuant to paragraph (b) of Rule 13d-1 under the Exchange Act;

(xi)	without the prior approval of the Board, separately or in conjunction with any other person or entity in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent, propose (publicly or to the Company) or participate in, effect or seek to effect, any tender offer or exchange offer, merger, acquisition, business combination, reorganization, restructuring, recapitalization, sale or acquisition of material assets, liquidation, or dissolution involving the Company or any of its subsidiaries or its or their securities or a material amount of the assets or businesses of the Company or any of its subsidiaries (collectively, an “Extraordinary Transaction”); provided that nothing in this Agreement shall prohibit any member of the Deason Group from selling or tendering its Voting Securities, or otherwise receiving consideration, in connection with any Extraordinary Transaction; provided further that following the commencement of a bona fide, fully-financed, tender or exchange offer by a Person other than a member of the Deason Group or a Deason Affiliate for any and all of the outstanding Common Shares, and until such tender or exchange offer is withdrawn, the restrictions in this Section 2(a)(xi) shall not restrict in any way, any member of the Deason Group from commencing a competing tender or exchange offer for any and all of the outstanding Common Shares that would, if consummated, result in the Deason Group and the Deason Affiliates owning at least a majority of the then outstanding Common Shares in the aggregate; provided further, that neither the restrictions in this Section 2(a)(xi) nor any other provisions of this Agreement shall restrict any member of the Deason Group from commencing a tender or exchange offer where the aggregate Voting Securities to be acquired therein (when aggregated with the Voting Securities Beneficially Owned by all other members of the Deason Group and all Deason Affiliates) would not exceed 24.99% of the then total outstanding Voting Securities; or

(xii)	request, directly or indirectly, any amendment or waiver of the foregoing in a manner that would reasonably likely require public disclosure by the Deason Group or the Company.

As used in this Agreement, the term “Voting Securities” shall mean the Common Shares and any other equity securities of the Company, or securities or rights convertible into, or exercisable or exchangeable for Common Shares or such other equity securities, whether or not subject to the passage of time or other contingencies.

As used in this Agreement, the term “Beneficial Ownership” of “Voting Securities” means ownership of: (i) Voting Securities, (ii) rights or options to own or acquire any Voting Securities (whether such right or option is exercisable immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such person), compliance with regulatory requirements or otherwise) and (iii) any other economic exposure to Voting Securities, including through any derivative transaction that gives any such person or any of such person’s controlled Affiliates the economic equivalent of ownership of an amount of Voting Securities due to the fact that the value of the derivative is explicitly determined by reference to the price or value of Voting Securities, or which provides such person or any of such person’s controlled Affiliates an opportunity, directly or indirectly, to profit, or to share in any profit, derived from any increase in the value of Voting Securities, in any case without regard to whether (x) such derivative conveys any voting rights in Voting Securities to such person or any of such person’s Affiliates, (y) the derivative is required to be, or capable of being, settled through delivery of Voting Securities, or (z) such person or any of such person’s Affiliates may have entered into other transactions that hedge the economic effect of such Beneficial Ownership of Voting Securities. For purposes of this Section, no Person shall be, or be deemed to be, the “Beneficial Owner” of, or to “beneficially own,” any securities beneficially owned by any director of the Company to the extent such securities were acquired directly from the Company by such director as or pursuant to director compensation for serving as a director of the Company.

(b)	Unless the Company or the Board has breached this Agreement and failed to cure such breach within five (5) business days following the receipt of written notice from the Deason Group specifying any such breach, during the Board Representation Period, each member of the Deason Group shall (1) cause, in the case of all Voting Securities owned of record, and (2) instruct the record owner, in the case of all shares of Voting Securities Beneficially Owned but not owned of record, directly or indirectly, by it, or by any Deason Affiliate, in each case as of the record date for any annual meeting of shareholders (including the 2021 Annual Meeting) or any special meeting of shareholders within the Board Representation Period, in each case that are entitled to vote at any such annual or special meeting, to be present for quorum purposes and to be voted, at all such annual or special meetings (including the 2021 Annual Meeting) or at any adjournments or postponements thereof, (i) for all directors nominated by the Board for election at such annual or special meeting (so long as the Deason Designee is either nominated by the Board or will otherwise continue to be on the Board after such meeting), (ii) against any directors proposed that are not nominated by the Board for election at such annual or special meeting, and (iii) for the ratification of the Company’s auditors. Except as provided in the foregoing sentence, the Deason Group shall not be restricted from voting “For”, “Against” or “Abstaining” from any other proposals at any annual or special meeting.

(c)	During the Board Representation Period, as long as the Deason Group has not materially breached this Agreement and failed to cure such breach within five business days of written notice from the Company specifying any such breach, the Company shall not make, or cause to be made, by press release or similar public statement, including to the press or media (including social media), or in an SEC filing, any statement or announcement that disparages (as distinct from objective statements reflecting business criticism) any member of the Deason Group, the officers or directors of any member of the Deason Group, or any person who has served as an officer or director of any member of the Deason Group in the past.

(d)	During the Board Representation Period, as long as the Deason Group has not materially breached this Agreement and failed to cure such breach within five business days of written notice from the Company specifying any such breach, if the Company adopt a Rights Plan (i) with an “Acquiring Person” beneficial ownership threshold below 24.99% of the then-outstanding Voting Securities, the Company shall grant a waiver under such Rights Plan to the Deason Group allowing the Deason Group to acquire up to 24.99% of the then-outstanding Voting Securities, and (ii) the Company waives, modifies or amends any term of such Rights Plan with respect to any third party, or if such Rights Plan includes any provision that is more advantageous or favorable with respect to any third party than it is to the Deason Group, then such waiver, modification, amendment, or provision will also apply to the Deason Group, it being agreed in the case of clauses (i) and (ii) that any such waiver, modification or amendment shall only be effective during the Board Representation Period and so long as the Deason Group has not materially breached this Agreement and failed to cure such breach within five business days of written notice from the Company specifying any such breach.

(e)	Effective as of the date of this Agreement and for the duration of the Board Representation Period and as long as the Deason Group has not materially breached this Agreement and failed to cure such breach within five business days of written notice from the Company specifying any such breach, the Board hereby approves for purposes of Section 912 of the New York Business Corporation Law, the acquisition by the Deason Group of up to 24.99% of the then total outstanding Voting Securities, and the Company agrees to take such further actions in respect of any “stock acquisition date” (as defined in Section 912 of the New York Business Corporation Law) applicable to the Deason Group as are reasonably necessary to give effect to the approvals contemplated by this Section 2(e).

(f)	During the Board Representation Period and so long as the Deason Group has not materially breached this Agreement and failed to cure such breach within five business days of written notice from the Company specifying any such breach, if the Company distributes to all or substantially all holders of Voting Securities all or substantially all of the shares of capital stock of, or similar equity interests in, any subsidiary or other business unit of the Company (a “Spun-Off Entity”) that are, or when issued will be, traded or listed on the New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or any other U.S. national securities exchange or association, the Company shall cause such Spun-Off Entity to provide to the Deason Group the rights and benefits provided in this Agreement (including the rights with respect to the nomination and replacement of the Deason Designee), and the Deason Group shall be subject to all of the restrictions set forth in this Agreement with respect to the Spun-Off Entity, with such rights, benefits and restrictions to be applied mutatis mutandis to the fullest extent possible.

3.	Public Announcements. Unless otherwise agreed, no earlier than 8:00 a.m., New York City time, on the first trading day after the date of this Agreement, the Company shall file a Current Report on Form 8-K reporting the execution of, and attaching a copy of, this Agreement (the “Current Report”). Neither the Company nor the Deason Group shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Current Report or otherwise relating to this Agreement, except as required by law or the rules of any stock exchange or with the prior written consent of the other party. The Company acknowledges that the Deason Group intends to file this Agreement as an exhibit to its Schedule 13D pursuant to an amendment. The Company shall have an opportunity to review in advance any Schedule 13D filing made by Deason Group with respect to this Agreement and the Deason Group shall have an opportunity to review in advance the Current Report.

4.	Confidentiality Agreement. The Company hereby agrees that: (i) the Deason Designee is permitted to and may provide confidential information subject to and in accordance with the terms of the amended and restated confidentiality agreement in the form attached to this Agreement as Exhibit B (the “Confidentiality Agreement”) (which the Deason Group agrees to (A) execute and deliver to the Company concurrently with the execution of this Agreement and (B) cause the Deason Designee to abide by) and (ii) the Company will execute and deliver the Confidentiality Agreement to the Deason Group substantially contemporaneously with execution and delivery thereof by the other signatories thereto which shall occur concurrently with the execution of this Agreement. During the Board Representation Period, in the case where Darwin Deason is not himself the Deason Designee, the Board shall not adopt a policy precluding members of the Board from speaking to Mr. Deason, and the Company confirms that it will advise members of the Board that they may speak to Mr. Deason (but subject to the Confidentiality Agreement), if they are willing to do so (but may caution them regarding specific matters, if any, that involve conflicts between the Company and the Deason Group).

5.	Representations and Warranties of All Parties. Each of the parties represents and warrants to the other party that: (a) such party has all requisite company power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms; (c) this Agreement will not result in a violation of any terms or conditions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party; and (d) there is currently no pending or outstanding litigation between the Deason Group and the Company or Affiliates thereof concerning requests or demands by the Deason Group pursuant to Section 624 of the New York Business Corporation Law or otherwise. The Company represents and warrants that, since January 1, 2021 through the date of this Agreement, other than as publicly disclosed, no amendments or modifications have been made to the Company’s Amended & Restated Bylaws.

6.	Representations and Warranties of Deason Group. Each member of the Deason Group jointly represents and warrants that, as of the date of this Agreement, (i) the Deason Group collectively Beneficially Own, an aggregate of 15,283,657 Common Shares (including Common Shares issuable upon conversion of shares of preferred stock of the Company owned by the Deason Group); (ii) except for such ownership, no member of the Deason Group, individually or in the aggregate with all other members of the Deason Group and Deason Affiliates, has any other Beneficial Ownership of, and/or economic exposure to, any Voting Securities, including through any derivative transaction described in the definition of “Beneficial Ownership” above, other than shares of preferred stock of the Company; (iii) the Deason Group, collectively with the Deason Affiliates, have a Net Long Position of 15,283,657 Common Shares (including Common Shares issuable upon conversion of shares of preferred stock of the Company owned by the Deason Group), and (iv) other than the Deason Group’s beneficial ownership of Common Shares, the Deason Designee does not have a material relationship with the Company as such term is used in Section 303A.02 of the NYSE Manual.

7.	Miscellaneous. The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to at law or equity, the other party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the federal or state courts of the State of New York. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law. Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the federal or state courts of the State of New York in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the federal or state courts of the State of New York, and each of the parties hereto irrevocably waives the right to trial by jury, (d) agrees to waive any bonding or similar security requirement under any applicable law or otherwise, including in the case any other party seeks to enforce the terms by way of equitable relief and (e) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

8.	No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

9.	Entire Agreement; Amendment; Term. This Agreement, the Registration Rights Agreement and the Confidentiality Agreement, contain the entire understanding of the parties with respect to the subject matter hereof and thereof, and may be amended only by an agreement in writing executed by the parties hereto or thereto. For the avoidance of doubt, (a) the Director Appointment, Nomination and Settlement Agreement (the “Existing Settlement Agreement”), dated as of May 13, 2018, by and among Xerox Corporation, certain members of the Deason Group named therein and the other parties thereto shall remain in full force and effect, except if there are any inconsistencies between the terms set forth in the Existing Settlement Agreement and this Agreement, this Agreement shall control, and (b) the Confidentiality Agreement shall supersede the confidentiality agreement dated May 15, 2018 between Xerox Corporation and certain members of the Deason Group, but without limitation of any liability of any party thereunder for any breach thereof or non-compliance therewith. This Agreement shall terminate at the end of the Board Representation Period, except Sections 7, 8, 9, 10, 11, 13, 14, 15 and 16 and the Confidentiality Agreement, which shall survive such termination; provided, that any party may bring an action following such termination alleging breach of this Agreement occurring prior to the end of (or, with respect to provisions that survive, following) the Board Representation Period.

10.	Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy and email, when such telecopy and email is transmitted to the telecopy number set forth below and sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:	Xerox Holdings Corporation
201 Merritt 7
Norwalk, Connecticut 06851
	Email:	louie.pastor@xerox.com
	Attention:	Louie Pastor, Executive Vice President and
General Counsel

With a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Facsimile:	212-728-9593
Email:	rleaf@willkie.com
Attention:	Russell Leaf

if to the Deason Group:	c/o Darwin Deason
3953 Maple Ave, Suite 150
Dallas, TX 75219
	Email:	sletier@deasoncap.com

With a copy to (which shall not constitute notice):

Woolery & Co. PLLC
Email:	james@wooleryco.com
Attention:	James C. Woolery

11.	Severability. If at any time subsequent to the date of this Agreement, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

12.	Counterparts. This Agreement may be executed (including by facsimile or PDF) in two or more counterparts which together shall constitute a single agreement.

13.	Successors and Assigns. This Agreement shall not be assignable by any of the parties to this Agreement. This Agreement, however, shall be binding on successors of the parties hereto.

14.	No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

15.	Fees and Expenses. Neither the Company, on the one hand, nor the Deason Group, on the other hand, will be responsible for any fees or expenses of the other in connection with this Agreement.

16.	Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “including” shall be deemed to mean “including without limitation” in all instances.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

XEROX HOLDINGS CORPORATION

By:	/s/ Louie Pastor
Name:	Louie Pastor
Title:	EVP & General Counsel

[Signature Page to Nomination and Standstill Agreement]

By:	/s/ Darwin Deason
Name:	Darwin Deason

[Signature Page to Nomination and Standstill Agreement]

Schedule A

Darwin Deason

[Schedule A]

Exhibit A

Form of Irrevocable Resignation
Re: nOMINATION AND sTANDSTILL Agreement

January 26, 2021

Board of Directors
Xerox Holdings Corporation
201 Merritt 7
Norwalk, Connecticut 06851

Re:	Resignation

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to Section 1(a) and 1(b) of that certain Nomination and Standstill Agreement, dated as of January 26, 2021, among Xerox Holdings Corporation and the members of the Deason Group signatory thereto (the “Agreement”). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement. Effective only upon, and subject to, such time as the Deason Group, together with all of the Deason Affiliates, ceases collectively to “beneficially own” (as defined in Rule 13d-3 under the Exchange Act) an aggregate Net Long Position of at least 9,919,295 Common Shares (as adjusted for any stock dividends, combinations, splits, recapitalizations, repurchases and the like), I hereby resign from my position as a director of the Company and from any and all committees of the Board on which I serve.

[Signature Page Follows]

Sincerely,

Name:

Exhibit B

CONFIDENTIALITY AGREEMENT

XEROX HOLDINGS CORPORATION

January 26, 2021

To: Each of the persons or entities listed on Schedule A (the “Deason Group” or “you”)

Ladies and Gentlemen:

This letter agreement is being entered into by Xerox Holdings Corporation (the “Company”) and the other parties hereto in connection with that certain Nomination and Standstill Agreement dated as of even date herewith (the “Nomination and Standstill Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Nomination and Standstill Agreement. The Company understands and agrees that, subject to the terms of, and in accordance with, this letter agreement, a Deason Designee may, if and to the extent he or she desires to do so, disclose information he or she obtains while serving as a member of the Board to you and your Representatives (as hereinafter defined), and may discuss such information with any and all such persons, subject to the terms and conditions of this Agreement. As a result, you may receive certain non-public information regarding the Company. You acknowledge that this information is proprietary to the Company and may include trade secrets or other business information the disclosure of which could harm the Company. In consideration for, and as a condition of, the information being furnished to you and your agents, representatives, attorneys, advisors, directors, officers or employees, subject to the restrictions in paragraph 2 (collectively, the “Representatives”), you agree to treat any and all information concerning or relating to the Company or any of its subsidiaries or current or former affiliates that is furnished to you or your Representatives (regardless of the manner in which it is furnished, including in written or electronic format or orally, gathered by visual inspection or otherwise) by the Deason Designee, or by or on behalf of the Company, together with any notes, analyses, reports, models, compilations, studies, interpretations, documents, records or extracts thereof containing, referring, relating to, based upon or derived from such information, in whole or in part (collectively, “Evaluation Material”), in accordance with the provisions of this letter agreement, and to take or abstain from taking the other actions hereinafter set forth. For the avoidance of doubt, this Agreement shall supersede in all respects that certain Confidentiality Agreement (the “Prior Confidentiality Agreement”) entered into on May 15, 2018, which such Prior Confidentiality Agreement shall thereafter be terminated and of no force and effect; provided that no such termination shall limit the rights or obligations of any person with respect to any breach of the Prior Confidentiality Agreement occurring prior to such termination.

1.	The term “Evaluation Material” does not include information that (a) is or has become generally available to the public other than as a result of a direct or indirect disclosure by you or your Representatives in violation of this letter agreement or any other obligation of confidentiality, (b) was within your or any of your Representatives’ possession on a non-confidential basis prior to its being furnished to you by the Deason Designee, or by or on behalf of the Company or its agents, representatives, attorneys, advisors, directors, officers or employees (collectively, the “Company Representatives”), or (c) is received from a source other than the Deason Designee, the Company or any of the Company Representatives; provided, that in the case of (b) or (c) above, the source of such information was not believed by you, after reasonable inquiry, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other person with respect to such information at the time the information was disclosed to you.

2.	You and your Representatives will, and you will cause your Representatives to, (a) keep the Evaluation Material strictly confidential and (b) not disclose any of the Evaluation Material in any manner whatsoever without the prior written consent of the Company; provided, however, that you may privately disclose any of such information: (i) to your Representatives (A) who need to know such information for the purpose of advising you on your investment in the Company and (B) who are informed by you of the confidential nature of such information and agree to be bound by the terms of this Agreement as if they were a party hereto; provided, further, that you will be responsible for any violation of this letter agreement by your Representatives as if they were parties to this letter agreement; and (ii) to the Company and the Company Representatives. It is understood and agreed that no Deason Designee shall disclose to you or your Representatives any Legal Advice (as defined below) that may be included in the Evaluation Material with respect to which such disclosure would constitute waiver of the Company’s attorney client privilege or attorney work product privilege. Notwithstanding the foregoing, upon your request, the Company will enter into an agreement or other document with you that provide for such disclosure of Legal Advice to you in a manner as to preserve attorney client privilege and attorney work product, provided that the Deason Designee shall not have taken any action, or failed to take any action, that has the purpose or effect of waiving attorney-client privilege or attorney work product privilege with respect to any portion of such Legal Advice and a reputable outside legal counsel of national standing shall have provided the Company with a written opinion that such disclosure will not waive the Company’s attorney client privilege or attorney work product privilege with respect to such Legal Advice. “Legal Advice” as used in this letter agreement shall be solely and exclusively limited to the advice provided by legal counsel and shall not include factual information or the formulation or analysis of business strategy that is not protected by the attorney-client or attorney work product privilege.

3.	In the event that you or any of your Representatives are required by applicable subpoena, legal process or other legal requirement to disclose any of the Evaluation Material, you will promptly notify (except where such notice would be legally prohibited) the Company in writing by email, facsimile and certified mail so that the Company may seek a protective order or other appropriate remedy (and if the Company seeks such an order, you will provide such cooperation as the Company shall reasonably request), at its cost and expense. Nothing herein shall be deemed to prevent you or your Representatives, as the case may be, from honoring a subpoena, legal process or other legal requirement that requires discovery, disclosure or production of the Evaluation Material if: (a) you produce or disclose only that portion of the Evaluation Material which your outside legal counsel of national standing advises you in writing is legally required to be so produced or disclosed and you inform the recipient of such Evaluation Material of the existence of this letter agreement and the confidential nature of such Evaluation Material; or (b) the Company consents in writing to having the Evaluation Material produced or disclosed pursuant to the subpoena, legal process or other legal requirement. In no event will you or any of your Representatives oppose action by the Company to obtain a protective order or other relief to prevent the disclosure of the Evaluation Material or to obtain reliable assurance that confidential treatment will be afforded the Evaluation Material. For the avoidance of doubt, it is understood that there shall be no “legal requirement” requiring you to disclose any Evaluation Material solely by virtue of the fact that, absent such disclosure, you would be prohibited from purchasing, selling, or engaging in derivative or other voluntary transactions with respect to the Common Shares of the Company or otherwise proposing or making an offer to do any of the foregoing, or you would be unable to file any proxy or other solicitation materials in compliance with Section 14(a) of the Exchange Act or the rules promulgated thereunder.

4.	You acknowledge that (a) none of the Company or any of the Company Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of any Evaluation Material, and (b) none of the Company or any of the Company Representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. You and your Representatives (or anyone acting on your or their behalf) shall not directly or indirectly initiate contact or communication with any executive or employee of the Company other than the Chief Executive Officer, Executive Vice President and Chief Financial Officer, Executive Vice President and General Counsel and Corporate Secretary and/or such other persons approved in writing by the foregoing or the Board concerning Evaluation Material, or to seek any information in connection therewith from any such person other than the foregoing, without the prior consent of the Company; provided, however, the restriction in this sentence shall not in any way apply to the Deason Designee acting in his or her capacity as a Board member (nor shall it apply to any other Board members).

5.	All Evaluation Material shall remain the property of the Company. Neither you nor any of your Representatives shall by virtue of any disclosure of and/or your use of any Evaluation Material acquire any rights with respect thereto, all of which rights (including all intellectual property rights) shall remain exclusively with the Company. At any time after the date on which no Deason Designee is a director of the Company, upon the request of the Company for any reason, you will promptly return to the Company or destroy all hard copies of the Evaluation Material and use commercially reasonable efforts to permanently erase or delete all electronic copies of the Evaluation Material in your or any of your Representatives’ possession or control (and, upon the request of the Company, shall promptly certify to the Company that such Evaluation Material has been erased or deleted, as the case may be). Notwithstanding the return or erasure or deletion of Evaluation Material, you and your Representatives will continue to be bound by the obligations contained herein for as long as any Evaluation Material is retained by you or your Representatives.

6.	You acknowledge, and will advise your Representatives, that the Evaluation Material may constitute material non-public information under applicable federal and state securities laws, and that you shall not, and you shall use your commercially reasonable efforts to ensure that neither you nor your Representatives, do not, trade or engage in any derivative or other transaction, on the basis of such information in violation of such laws. You further acknowledge and agree that the responsibility to comply with such laws is yours and your Representatives, and not the Company’s, and that the Company has no duty or obligation herein or otherwise to police, inquire, respond or facilitate any such trade or compliance.

7.	You hereby represent and warrant to the Company that (a) you have all requisite power and authority to execute and deliver this letter agreement and to perform your obligations hereunder, (b) this letter agreement has been duly authorized, executed and delivered by you, and is a valid and binding obligation, enforceable against you in accordance with its terms, (c) this letter agreement will not result in a violation of any terms or conditions of any agreements to which you are a party or by which you may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting you, and (d) your entry into this letter agreement does not require approval by any owners or holders of any equity or other interest in you (except as has already been obtained).

8.	Any waiver by the Company of a breach of any provision of this letter agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this letter agreement. The failure of the Company to insist upon strict adherence to any term of this letter agreement on one or more occasions shall not be considered a waiver or deprive the Company of the right thereafter to insist upon strict adherence to that term or any other term of this letter agreement.

9.	You acknowledge and agree that the value of the Evaluation Material to the Company is unique and substantial, but may be impractical or difficult to assess in monetary terms. You further acknowledge and agree that in the event of an actual or threatened violation of this letter agreement, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, you acknowledge and agree that, in addition to any and all other remedies which may be available to the Company at law or equity, the Company shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement exclusively in the federal or state courts of the State of New York. In the event that any action shall be brought in equity to enforce the provisions of this letter agreement, you shall not allege, and you hereby waive the defense, that there is an adequate remedy at law.

10.	Each of the parties (a) consents to submit itself to the personal jurisdiction of the federal or state courts of the State of New York in the event any dispute arises out of this letter agreement or the transactions contemplated by this letter agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this letter agreement or the transactions contemplated by this letter agreement in any court other than the federal or state courts of the State of New York, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief, and (e) irrevocably consents to service of process by a reputable overnight delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable law. THIS LETTER AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

11.	This letter agreement and the Nomination and Standstill Agreement contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior or contemporaneous agreements or understandings, whether written or oral. This letter agreement may be amended only by an agreement in writing executed by the parties hereto.

12.	All notices, consents, requests, instructions, approvals and other communications provided for in this letter agreement and all legal process in regard to this letter agreement shall be in writing and shall be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:

Xerox Holdings Corporation
P.O. Box 4505
201 Merritt 7
Norwalk, Connecticut 06851
Attention:	General Counsel
Email:	Louie.Pastore@xerox.com

if to the Deason Group:

3953 Maple Ave, Suite 150
Dallas, TX 75219
Email:	sletier@deasoncap.com

With a copy to (which shall not constitute notice):

Woolery & Co. PLLC
Email:	james@wooleryco.com
Attention:	James C. Woolery

13.	If at any time subsequent to the date hereof, any provision of this letter agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this letter agreement.

14.	This letter agreement may be executed (including by facsimile or PDF) in two or more counterparts which together shall constitute a single agreement.

15.	This letter agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole or in part, by you without the express written consent of the Company. This letter agreement, however, shall be binding on successors of the parties to this letter agreement.

16.	The Deason Group shall cause any Replacement for the Deason Designee appointed to the Board pursuant to the Nomination and Standstill Agreement to execute a copy of this letter agreement.

17.	This letter agreement shall expire two years from the date on which no Deason Designee remains a director of the Company; except that you shall maintain in accordance with the confidentiality obligations set forth herein any Evaluation Material (a) constituting trade secrets for such longer time as such information constitutes a trade secret of the Company as defined under 18 U.S.C. § 1839(3) and (b) retained pursuant to Section 5.

18.	No licenses or rights under any patent, copyright, trademark, or trade secret are granted or are to be implied by this letter agreement.

19.	Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this letter agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this agreement shall be decided without regards to events of drafting or preparation. The term “including” shall in all instances be deemed to mean “including without limitation.”

[Signature Pages Follow]

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,

XEROX HOLDINGS CORPORATION

By:
Name:	Louie Pastor
Title:	EVP and General Counsel

By:
Name:	Darwin Deason

By:
Name:	Scott Letier

SCHEDULE A

DARWIN DEASON

SCOTT LETIER

Exhibit C

Registration Rights

Registration Rights

1.	Demand Registration Rights. Each of the Icahn Group and the Deason Group (each, a “Demand Party”) shall each be entitled to two (2) demand registrations (whether or not underwritten, with the managing underwriter, if any, to be chosen by the Company, which managing underwriter shall be of national standing and reasonably acceptable to the Demand Parties participating in such registration); provided that the Company shall only be required to effect one (1) demand registration made by either of the Icahn Group or Deason (the “Demanding Holder”) in any 18-month period. The Demanding Holder shall, subject to clause (2) below (to the extent the other Demand Party exercises its piggyback registration rights with respect thereto), have first priority to register and to sell all of the securities that such Demanding Holder requested to be registered and/or sold pursuant to any of its demand rights before the Company or any holder of Common Shares that owns at that time at least 10% of the then outstanding Common Shares and is party to a registration rights agreement with the Company other than the Demand Parties (a “10% Holder”) shall be entitled to participate in any such demand registration or sales pursuant to such demand registration, provided that the Company or any such 10% Holder may participate only if such participation would not, in the determination of the managing underwriter, adversely affect the price or success of such Demanding Holder’s demand registration. Furthermore, from the date that the Demanding Holder delivers a notice to exercise a demand registration until the conclusion of such offering (for a total period of up to 90 days), the Company shall not register any of its Common Shares for sale for its own account or for the account of any other person other than as permitted in clause (2) below (other than pursuant to business combination transactions, employee benefit plans and other customary exceptions to be negotiated and set out in the Registration Rights Agreement).

2.	Piggyback Registration Rights. If the Company at any time proposes to register for sale or sells any Common Shares (or securities convertible into or exchangeable for Common Shares), pursuant to a registration statement, including in each case pursuant to any shelf registration statement (including pursuant to clause (3) below) and including by effecting any underwritten public offering, for its own account or for the account of any other person (including a Demand Party) (collectively, an “ Offering”) (other than pursuant to business combination transactions, employee benefit plans and other customary exceptions to be negotiated and set out in the Registration Rights Agreement), each Demand Party shall be entitled to participate in such Offering; provided that the party who initiated such Offering (whether the Company, a Demand Party or another person entitled to registration rights) (the “Initiating Party”) shall have first priority to register and sell all of such securities that such Initiating Party requested to be sold and provided further that if the Initiating Party is a Demanding Holder, then the other Demand Party shall be entitled to participate on a pro rata basis with such Demanding Holder based on their relative percentage interests in the Company. After giving effect to the priority in the preceding sentence, in the event that such Offering is:

(A)	for the account of (i) the Company, then each Demand Party and any other person entitled to piggyback registration rights with respect to such registration statement shall be entitled to participate on a pro rata basis based on their relative percentage interests in the Company, and (ii) any other person other than a Demand Party, then (x) each Demand Party and any other person entitled to piggyback registration rights with respect to such registration statement shall be entitled to participate on a pro rata basis based on their relative percentage interests in the Company and (y) if a Demand Party and/or another person exercises piggyback registration rights with respect to such registration statement, the Company shall be entitled to participate on a pro rata basis up to the sum of the number of such securities proposed to be included by (A) the Demand Parties and (B) the other person(s), unless the managing underwriter determines that inclusion of additional securities by the Company above such sum of (A) and (B), will not adversely affect the price or success of such sale by the Initiating Party, the Demand Parties or any other participating person(s), provided that in all such cases set out in the foregoing clauses (i) and (ii), such participation would not, in the determination of the managing underwriter, adversely affect the price or success of such sale by the initiating party; or

(B)	for the account of a Demand Party, then (i) any person other than a Demand Party entitled to piggyback registration rights with respect to such registration statement shall be entitled to participate on a pro rata basis based on their relative percentage interests in the Company and (ii) if any such other person exercises piggyback registration rights with respect to such registration statement, the Company shall be entitled to participate on a pro rata basis up to the sum of the number of such securities proposed to be included by such other person(s), unless the managing underwriter determines that inclusion of additional securities by the Company above such sum will not adversely affect the price or success of such sale by the Demand Parties or any other participating person(s), provided that in all such cases set out in the foregoing clauses (i) and (ii), such participation would not, in the determination of the managing underwriter, adversely affect the price or success of such sale by the initiating party.

3.	Shelf Registration Rights. The Company shall file within sixty (60) days following any request of a Demand Party (a “Shelf Request”), and shall use its reasonable efforts to have declared effective by the SEC as soon as practicable, a shelf registration statement relating to the offer and sale of all registrable securities then held by the Demand Parties (or their respective affiliates and successors) to the public, from time to time, on a delayed or continuous basis, which registration statement may be a universal shelf registration statement that may also relate to the offer and sale of other securities of the Company (a “Shelf Registration Statement”); provided that if the Company files the Shelf Registration Statement prior to the execution of the Registration Rights Agreement, the Company shall include in such Shelf Registration Statement all the securities held by the Demand Parties on the date of such filing and if on the date of such execution the Shelf Registration Statement is not effective, the Company shall use its reasonable efforts to have the Registration Statement declared effective by the SEC as soon as practicable after such execution. Subject to the limitations in clause (1) above with respect to the number of demand registrations available to the Demand Parties (against which any demand for an underwritten offering under the Shelf Registration Statement shall count), the Company shall be required to effect an underwritten public offering (with the managing underwriter to be chosen by the Company, which managing underwriter shall be of national standing and reasonably acceptable to the Demand Parties participating in such offering) pursuant to a shelf registration statement if the Demand Party requests, or the Demand Parties collectively request, to sell at least 5 million Common Shares held thereby. If during the 30- day period prior to the date that the Demand Party initiates an underwritten public offering under any Shelf Registration Statement, the Company has already initiated, and is pursuing in good faith at the time the Demand Party makes such initiation, an underwritten public offering for its own account (“Company Offering”), then in such event, the Demand Parties shall cease their process for an underwritten public offering and the Company shall have first priority to sell all of the securities that the Company contemplated in such Company Offering, and the Demand Parties and any 10% Holder shall thereafter be entitled to participate in the Company Offering on a pro rata basis based on their relative percentage interests so long as such participation would not, in the determination of the managing underwriter, adversely affect the price or success of the Company Offering; provided that if the Company Offering is not completed within 90 days from the date that the Company notifies the Demand Parties of such Company Offering, each Demand Party shall be permitted to initiate an underwritten offering which shall no longer be pre-empted by the proposed Company Offering as provided in this sentence. For the avoidance of doubt, if at the time the Demand Party initiates an underwritten public offering there is no Company Offering and no 10% Holder has initiated an underwritten public offering, then the Demand Parties shall have first priority to sell, on a pro rata basis with one another based on their relative percentage interests in the Company, all of the securities that the Demand Parties request to be sold before the Company or any 10% Holder shall be entitled to participate in any such underwritten public offering, and the Company or such 10% Holder may participate only so long as such participation would not, in the determination of the managing underwriter, adversely affect the price or success of the Demand Party’s initiated underwritten public offering.

4.	Term. The registration rights described above shall terminate on (a) in the case of the Icahn Group, the earlier to occur of (i) the six-month anniversary of the date that the number of Common Shares beneficially owned by the Icahn Group represents less than five percent (5%) of the outstanding Common Shares, and (ii) the end of the Board Representation Period of the Icahn Group, and (b) in the case of the Deason Group, the earlier to occur of (i) the six-month anniversary of the date that the number of Common Shares beneficially owned by the Deason Group represents less than five percent (5%) of the outstanding Common Shares, and (ii) the end of the Board Representation Period of the Deason Group.

5.	Expenses. In connection with any offerings pursuant to a Registration Statement, the Company shall pay 50% and the participating Demand Parties shall pay 50% (unless other Persons are offering Common Shares in such Registration Statement, in which case, the participating Demand Parties and such other Person(s) shall pay such 50% on a pro rata basis in proportion to the number of Common Shares included by the participating Demand Parties and such Persons in the Registration Statement) of (i) all registration and filing fees, (ii) all fees and expenses of compliance with state securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with “blue sky” laws qualifications of the Common Shares), (iii) printing and duplicating expenses, (iv) fees and expenses of independent accountants retained by the Company for any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters or with any required special audits, (v) the reasonable fees and expenses of any special experts retained by the Company and agreed to by the participating Demand Parties, (vi) fees and expenses in connection with any review of underwriting arrangements by FINRA, (vii) fees and expenses in connection with listing, if applicable, the Common Shares on a securities exchange or the NYSE, and (viii) all duplicating, distribution and delivery expenses. In connection with any offerings pursuant to a Registration Statement, the Company shall pay 100% of (i) internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties), and (ii) except as provided in clause (iv) in the first sentence of this paragraph, fees and disbursements of counsel for the Company and fees and expenses of independent certified public accountants retained by the Company. In connection with any offerings pursuant to a Registration Statement, the participating Demand Parties shall pay 100% of (a) any underwriting fees, discounts or commissions attributable to the sale of their Common Shares in connection with an Underwritten Offering; (b) any out-of-pocket expenses of the participating Demand Parties including any fees and expenses of brokers or counsel to the participating Demand Parties; and (c) any applicable transfer taxes attributable to the sale of their Common Shares.

6.	General. The Registration Rights Agreement shall grant registration rights only to the Demand Parties (including, for the avoidance of doubt, affiliates who are assignees). During any time that (i) a member of the Icahn Group possesses material non-public information with respect to the Company, the Icahn Group shall not effect any sales under any registration statement of the Company or (ii) the Deason Group possesses material non-public information with respect to the Company, Deason shall not effect any sales under any registration statement of the Company. The Company shall not be required to use reasonable efforts to cause a registration statement filed pursuant to a demand registration or Shelf Request to be declared effective or keep current a shelf registration statement or permit sales to be made thereunder, or file any prospectus supplement or amendment (other than as required by the periodic report or proxy statement disclosure requirements of the Securities Exchange Act of 1934, including Sections 13 or 15(d) thereof, including Forms 10-K, 8-K, 10-Q or 14A thereunder) if the Company possesses material non-public information and determines in good faith that it need not otherwise make such disclosure or filing. In furtherance of and pursuant to the last proviso of the preceding sentence and following public disclosure by the Company, at such time as the Company no longer possesses material non-public information regarding the Company, the Demand Parties may effect sales under any registration statement, including through an underwritten public offering. All calculations of beneficial ownership for purposes of the Registration Rights Agreement shall be calculated in accordance with Rule 13(d) of the Securities Exchange Act of 1934, as amended.